Exhibit 99.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 13th day of June, 2023 (the “Effective Date”) by and between OLIVIA W. ELLIOTT, a resident of the State of Louisiana (“Employee”), and CROWN CRAFTS, INC., a Delaware corporation (“Employer”).

W I T N E S S E T H:

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, dated November 6, 2008, as amended by that certain Amendment to Employment Agreement, dated June 7, 2022;

WHEREAS, Employer and Employee wish to amend and restate the employment agreement as provided herein;

NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.         Employment and Duties. Subject to the terms and conditions hereof, Employer hereby agrees to employ Employee during the term of this Agreement to serve as Chief Executive Officer and President of Employer and to perform such other duties and responsibilities as customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote her full time and effort to her duties hereunder.

2.         Term. Subject to the provisions regarding termination as set forth in Section 10 of this Agreement, the period of Employee’s employment under this Agreement shall be deemed to have commenced as of November 6, 2008, and shall continue thereafter for a continuously (on a daily basis) renewing two (2)-year term so that this Agreement shall always be for a two (2)-year period, unless Employer or Employee shall affirmatively decide and notify the other to the contrary in writing of its or her intention that this Agreement shall not be so renewed, in which event this Agreement shall terminate at the end of the two (2)-year period following such notice.

3.         Compensation. For all services to be rendered by Employee during the term of this Agreement, Employer shall pay Employee in accordance with the terms set forth in Exhibit A, net of applicable withholdings, payable in bi-weekly installments except all bonuses, if any, will be paid annually in July of each year.

4.         Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee’s duties hereunder, provided that Employee accounts for such expenses in writing.

5.         Employee Benefits. So long as Employee is employed hereunder, Employee shall be entitled to participate in the various employee benefit programs available to similarly-situated employees which are adopted by Employer from time to time including hospitalization, dental, life insurance, 401(k), automobile allowance and other similar benefits.

6.         Vacation. Employee shall be entitled to annual PTO in accordance with the Company’s PTO policies.

7.         Confidentiality. In Employee’s position as an employee of Employer, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and has developed and will continue to develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employer requires, as a condition to Employee’s employment with Employer, that Employee agree to certain restrictions on Employee’s use of the proprietary information and valuable relationships developed during Employee’s employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

7.1         Employer and Employee mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists and personnel matters. Employee acknowledges that she shall bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties hereunder, as an essential incident of Employee’s employment with Employer.

7.2         For the purposes of this Section 7, the following definitions shall apply:

7.2.1         “Trade Secret” shall mean the identity and addresses of customers of Employer, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer) and which constitutes a “trade secret” under Delaware law pursuant to the Delaware Uniform Trade Secrets Act.

7.2.2         “Confidential Information” shall mean any data or information, other than Trade Secrets, which is material to Employer and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, except to the extent set forth in Section 7.2.4 hereof.

7.2.3         “Business Opportunities” shall mean all activities of the type conducted, authorized, offered or provided to Employer by Employee prior to termination of her employment hereunder, including the duties performed by Employee under Section 1, “Employment and Duties,” of this Agreement. For purpose of reference, such activities as of the Effective Date include the business of manufacturing, marketing and distribution of infant and toddler bedding, blankets and accessories and infant bibs, bath items and gift sets, infant and toddler toys (including plush) and Employer’s operations and activities related thereto.

7.2.4         Notwithstanding the definitions of Trade Secrets, Confidential Information and Business Opportunities set forth above, Trade Secrets, Confidential Information and Business Opportunities shall not include any information:

(i)         that is or becomes generally known to the public;

(ii)         that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

(iii)         that Employee obtains from an independent source having a bona fide right to use and disclose such information;

(iv)         that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(v)         that Employer’s Board of Directors (the “Board”) approves for release.

7.3         Employee shall not, without the prior approval of the Board, during her employment with Employer, and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer to use, disclose or gain access to, any Trade Secrets.

8.         Observance of Security Measures. During Employee’s employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities.

9.         Return of Materials. Upon the request of Employer and, in any event, upon the termination of her employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to her from any source by virtue of her employment with Employer; provided that Employee may retain any laptop computer, cell phone or other similar device issued to her by the Company so long as Employee permits the Company, at the Company’s request, to make copies of any Company materials or information stored on or contained in such devices and permits the Company to remove any Company material and Company information from such devices.

10.         Termination.

10.1         During the term of this Agreement, Employee’s employment may be terminated: (a) by Employer for Cause; (b) by Employer without Cause; (c) by Employee for Good Reason; (d) by Employee without Good Reason; (e) upon Employee’s death; (f) at the election of either party, upon Employee’s disability resulting in an inability to perform the duties described in Section 1 of this Agreement for a period of one hundred eighty (180) consecutive days; or (g) by mutual agreement of Employer and Employee.

10.2         For purposes of this Agreement, a termination of employment is for “Cause” if Employee has been convicted of a felony or if the termination is evidenced by a resolution adopted in good faith by a majority of the Board that Employee: (a) intentionally and continually failed substantially to perform her reasonably assigned duties with Employer (other than a failure resulting from Employee’s incapacity due to physical or mental illness or from Employee’s assignment of duties that would constitute “Good Reason” as hereinafter defined), which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to Employee specifying the manner in which Employee has failed substantially to perform; or (b) intentionally engaged in illegal conduct or gross misconduct which results in material economic harm to Employer; provided, however, that no termination of Employee’s employment shall be for Cause as set forth in clause (b) above until: (i) there shall have been delivered to Employee a copy of a written notice setting forth that Employee was guilty of the conduct set forth in clause (b) and specifying the particulars thereof in detail; and (ii) Employee shall have been provided an opportunity to be heard in person by the Board (with the assistance of Employee’s counsel if Employee so desires). No act, or failure to act, on Employee’s part, shall be considered “intentional” unless Employee has acted or failed to act with a lack of good faith and with a lack of reasonable belief that Employee’s action or failure to act was in the best interests of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Employer. Any termination of Employee’s employment by Employer hereunder shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section 10.2.

10.3         For purposes of this Agreement, “Good Reason” shall mean a good faith determination by Employee that any one or more of the following events or conditions has occurred, without Employee’s express written consent:

(i)         the assignment to Employee of any duties inconsistent with Employee’s position (including, without limitation, status, titles and reporting requirements), authority, duties or responsibilities or any other action by Employer that results in a material diminution in such position, authority, duties or responsibilities, excluding, for this purpose, isolated and inadvertent action not taken in bad faith and remedied by Employer promptly after receipt of notice thereof given by Employee;

(ii)         a material reduction by Employer of Employee’s base salary as the same may be increased from time to time;

(iii)         Employer’s requiring Employee to be based anywhere other than within fifty (50) miles of Employee’s current job location, except for reasonably required travel on Employer’s business;

(iv)         without replacement by a plan providing benefits to Employee substantially equivalent to or greater than those discontinued, the failure by Employer to continue in effect, within its maximum stated term, any bonus, stock option, life insurance, health, accident, disability or any other employee benefit plan, program or arrangement, in which Employee participates, or the taking of any action by Employer that would adversely affect Employee’s participation or materially reduce Employee’s benefits under any of such plans unless such changes are required by the plan provider or applicable law or regulation or are applied uniformly to all similarly situated officers of the Company;

(v)         any purported termination of Employee’s employment for Cause by Employer which does not comply with the terms of Section 10.2 hereof; or

(vi)         any breach by Employer of any material provision of this Agreement.

A termination by Employee shall not constitute termination for Good Reason unless Employee shall first have delivered to Employer written notice setting forth, with specificity, the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event) (the “Good Reason Notice”), and Employer has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Employee within thirty (30) days following its receipt of such Good Reason Notice.

Employee’s right to terminate her employment pursuant to this Section 10.3 shall not be affected by her incapacity due to physical or mental illness.

10.4         If this Agreement is terminated by Employer for Cause, by Employee without Good Reason or as a result of Employee’s death or Employee’s disability, then Employee shall receive no further compensation or benefits, other than Employee’s salary and other compensation as accrued through the date of such termination.

10.5         If this Agreement is terminated: (a) by Employer without Cause; or (b) by Employee for Good Reason within sixty (60) days after the occurrence of the event that constitutes Good Reason, then Employee shall be paid an amount equal to two (2) times the sum of: (i) Employee’s base salary at the time of termination; plus (ii) the highest annual bonus paid or payable to Employee in respect of any of the three (3) full fiscal years ended immediately prior to such termination, including, without limitation, any bonus or portion thereof earned but deferred (and annualized for any fiscal year consisting of less than twelve (12) full months) (such amount, the “Severance Amount”).

(i)    Subject to Section 14 hereof: (a) if such termination occurs outside a Change in Control Period, then the Severance Amount shall be paid in approximately equal monthly installments during the twenty-four (24)-month period following the date of termination, commencing on the first regular payroll date to occur after the sixtieth (60th) day following the date of termination; provided, that the first such payment shall consist of all amounts payable to Employee pursuant to this Section 10.5(i) between the date of termination and the first payroll date to occur after the sixtieth (60th) day following the date of termination; and (b) if such termination occurs during the Change in Control Period, then the Severance Amount shall be paid in a single lump sum on the first regular payroll date to occur after the sixtieth (60th) day following the date of termination; provided, further, that, in either case, any obligation of Employer to pay the Severance Amount shall cease upon Employee’s breach of any of her obligations set forth in Section 7 or Section 12 hereof. For purposes of this Agreement, the “Change in Control Period” means the period beginning on the date of a Change in Control and ending three hundred sixty-five (365) days after such Change in Control. “Change in Control” shall mean: (1) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity, or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of Employer; (2) any person or entity, or any group of persons or entities acting in concert, acquires (during a twelve (12)-month period) stock possessing 30% or more of the voting power of the stock of Employer; or (3) the sale of all or substantially all of the assets of Employer. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred unless such event constitutes a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of Employer within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(ii)    For twenty-four (24) months following the date of termination (the “Insurance Reimbursement Period”), Employer shall pay to Employee monthly payments of an amount equal to the excess of: (a) the cost that would be incurred by Employee if Employee elected to continue participation in any group medical, dental, and/or vision plan benefits to which Employee and/or Employee’s eligible dependents would be entitled under Section 4980B of the Code (“COBRA”) over; (b) the amount that Employee would have had to pay for such coverage if she had remained employed during the Insurance Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that: (1) if Employee becomes eligible to receive group health benefits under a program of a subsequent employer, then Employer’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (2) nothing herein shall prevent Employer from amending, changing or canceling any group medical, dental, and/or vision plans during the Insurance Reimbursement Period; (3) during the Insurance Reimbursement Period, the benefits provided in any one (1) calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); and (4) any obligation of Employer to make such payments shall cease upon Employee’s breach of any of her obligations set forth in Section 12 hereof.

(iii)    Any outstanding equity awards held by Employee as of the date of termination shall vest with respect to time-based vesting conditions as of the date of termination, and shall vest, if at all, with respect to any performance or other non-time-based vesting requirements or restrictions only to the extent provided in the award certificate memorializing any such outstanding equity award.

(iv)    Employer shall reimburse Employee for up to $20,000 for outplacement services during the twenty-four months following the termination of Employee’s employment with the Company. At Employee’s request, the Company will pay the costs of outplacement services directly to the service providers. In addition, for each of (i) the calendar year during which Employee’s employment with the Company terminates (or the following year if the Employee’s employment with the Company terminates on or after December 1 of a calendar year) (the “First Year”), and (ii) the calendar year following the First Year, Employer will reimburse Employee for up to $20,000 each year for the following job search expenses: travel (including transportation, meals and lodging), fees for professional or industry associations or employment, industry or networking events, shows or conferences; and professional or industry membership dues. Any amounts not used by Employee in the First Year will not be rolled over for use in the following calendar year. Employee shall submit such outplacement or job search expenses as Employee determines in good faith in her sole discretion are outplacement or job search related expenses to Employer from time to time but no later than sixty days (60) days after the end of the applicable year and Employer shall reimburse Employee for all such amounts no later than thirty (30) days after receipt by Employer of each such request.

(v)    To the extent not theretofore paid or provided, Employer shall timely pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of Employer and its affiliated companies and in accordance with the terms thereof, including, but not limited to, any expense reimbursements and accrued but unused vacation (which shall be paid out, if at all, in accordance with Employer’s then-current policy regarding accrual and payment for unused vacation pay) (such amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing, Employer shall be obligated to provide the payments described in this Section 10.5 only if: (A) within fifty (50) days after the date of termination Employee shall have executed a separation and release of claims/covenant not to sue agreement in the form attached hereto as Exhibit B (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement; and (B) Employee fully complies with the obligations set forth in Section 12 hereof.

11.         Notices. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

Employer:	Crown Crafts, Inc. P. O. Box 1028 Gonzales, Louisiana 70707 Attn: Chairman of the Board of Directors

Employee:	Olivia W. Elliott 827 Woodgate Boulevard Baton Rouge, Louisiana 70808

12.         Restrictive Covenants.

12.1         For purposes of this Agreement, the following terms shall have the following respective meanings:

“Competing Business” means a business that, wholly or partly, directly or indirectly, engages in manufacturing, marketing and distribution of infant or toddler bedding, blankets or accessories or infant bibs, bath items or gift sets or infant or toddler toys (including plush).

“Competitive Position” means: (a) Employee’s direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held corporation) or control of any portion of any Competing Business; (b) Employee serving as a director, officer, consultant, lender, joint venturer, partner, agent, advisor or independent contractor of or to any Competing Business (except where Employee’s duties would relate to divisions or activities which do not compete with Employer); or (c) any employment arrangement between Employee and any Competing Business whereby Employee is required to perform services for the Competing Business substantially similar to those that Employee performed for Employer.

“Restricted Territory” means the United States of America and each other country in which Employer or its subsidiaries has employees or sales offices.

“Restricted Period” means a period of time that is two (2) years following termination of this Agreement.

12.2         Employee agrees that she will not, without the prior written consent of the Board, either directly or indirectly, alone or in conjunction with any other person or entity, accept, enter into or attempt to enter into a Competitive Position in the Restricted Territory at any time during her employment with Employer and during the Restricted Period; provided, however, that this provision shall not prohibit Employee from entering into a Competitive Position if prior to the termination of Employee’s employment, Employee provides at least 90 days prior written notice to the Company of Employee’s intention to resign without Good Reason and enter into such position and Employee otherwise complies with all of Employee’s covenants in this Agreement. Employee shall have no right to any payments under Section 10.5 hereof if Employee enters into a Competitive Position.

12.3         Employee agrees that she will not, without the prior written consent of the Board, either directly or indirectly, alone or in conjunction with any other person or entity, solicit, entice or induce any customer of Employer (or any actively seek out any prospective customer of Employer) in which Employee had direct or indirect contact during the term of this Agreement for or on behalf of any Competing Business in the Restricted Territory at any time during her employment with Employer and during the Restricted Period.

12.4         Employee agrees that she will not, without the prior written consent of the Board, either directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any “key or material” employee, consultant, contractor or other personnel of Employer in the Restricted Territory to terminate, alter or lessen that party’s affiliation with Employer or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Employer at any time during her employment with Employer or for a period of two (2) years thereafter. For purposes of this Section 12.4, “key or material” employees, consultants, contractors or other personnel shall mean those such persons or entities who have direct access to or have had substantial exposure to Confidential Information or Trade Secrets.

12.5         Notwithstanding any expiration or termination of this Agreement, the provisions of Section 7 and this Section 12 shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

13.         Compliance with Section 409A.

13.1         This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A: (a) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A; (b) each payment made under this Agreement shall be treated as a separate payment; and (c) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event, shall Employee, directly or indirectly, designate the calendar year of payment.

13.2         All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (a) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

13.3         Notwithstanding any provision in this Agreement to the contrary, if, at the time of Employee’s separation from service with Employer, Employer has securities which are publicly traded on an established securities market, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise exempt from Section 409A until the first regular payroll date that occurs after the date that is six (6) months following Employee’s separation from service with Employer (as determined under Section 409A). If any payments are postponed pursuant to this Section 13.3, then such postponed amounts will be paid in a lump sum to Employee on the first regular payroll date that occurs after the date that is six (6) months following Employee’s separation from service with Employer. If Employee dies during the postponement period prior to the payment of any postponed amount, then such amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

14.         Limitation of Benefits.

14.1    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by Employer to, or for the benefit of, Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by Employer because of Section 280G of the Code (the “Reduced Amount”). Notwithstanding the foregoing, no Payments will be reduced unless: (i) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments) is greater than (ii) the excess of (A) the net amount of such Payments, without reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments), over (B) the amount of Excise Tax to which Employee would be subject in respect of such unreduced Payments. The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 14.2 below). Any such reduction shall be made in accordance with the requirements of Section 409A of the Code. For purposes of this Section 14, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 14, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

14.2    All determinations required to be made under this Section 14, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to Employer and Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to Employer and Employee within fifteen (15) business days of the receipt of notice from Employee that a Payment is due to be made, or such earlier time as is requested by Employer. All fees and expenses of the Determination Firm shall be borne solely by Employer. Any determination by the Determination Firm shall be binding upon Employer and Employee.

14.3    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 14 shall be of no further force or effect.

15.         Miscellaneous.

15.1         This Agreement, together with the Exhibits hereto, constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements or undertakings oral or written, between the parties other than those set forth herein.

15.2         This Agreement shall be governed by the laws of the State of Delaware.

15.3         Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

15.4         Time is of the essence in this Agreement.

15.5         This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and assigns. This Agreement shall not be assignable by Employee without the prior written consent of Employer.

15.6         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

15.7.         Any cash incentive bonus awarded to Employee by Employer shall be subject to any compensation recoupment policy that Employer may adopt from time to time that is applicable by its terms to Employee.

15.8         Employee shall be entitled to recover her reasonable fees and expenses (including reasonable attorneys’ fees and costs of litigation) incurred by Employee in connection with Employee enforcing her rights under this Agreement and, if Employee is the prevailing party in any action, suit or proceeding relating in any way to the terms of this Agreement, Employee shall be entitled to recover her reasonable attorneys’ fees and litigation costs incurred in connection therewith in addition to all other remedies available at law or in equity.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by the undersigned thereunto duly authorized, as of the date first written above.

CROWN CRAFTS, INC. By: /s/ Zenon S. Nie Name: Zenon S. Nie Title: Chairman of the Board /s/ Olivia W. Elliott OLIVIA W. ELLIOTT

Exhibit A

Employee Compensation

Base Salary: $400,000 per year subject to annual increases as reviewed and approved by the Company’s Board of Directors.

Bonus: Payable each July based on a performance matrix established against budgets or such other performance metrics approved by the Company’s Compensation Committee or Board of Directors.

Exhibit B

Release Agreement

SEPARATION AGREEMENT, GENERAL RELEASE OF ALL CLAIMS
AND COVENANT NOT TO SUE

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Section 8 hereof, by and between CROWN CRAFTS, INC., a Delaware corporation (“Employer”) and OLIVIA W. ELLIOTT, a resident of the State of Louisiana (“Employee”).

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Employer and Employee agree as follows:

1.         Termination of Employment. Employee’s employment with Employer terminated effective _________________ (the “Termination Date”) based on [description of reason for termination] pursuant to the terms of the employment agreement executed between the parties on or about ___________ [date of Employment Agreement] (the “Employment Agreement”). Employee acknowledges and agrees that she has been paid all wages and accrued benefits to which she is entitled through the date of execution of this Agreement or that Employer has promised to pay such wages and accrued benefits within thirty (30) days of the Termination Date. Other than the payments set forth in this Agreement and the continuing rights of Employee described on Exhibit A (the “Continuing Rights”), the parties agree that Employer owes no additional amounts to Employee for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave or any other reason. With the sole exception of the Continuing Rights, this Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against Employer arising out of their employment relationship or the termination of employment or relating to any other matter.

2.           Severance Benefits. In consideration of Employee’s promises and the Release of All Claims and Potential Claims and Covenant Not To Sue contained in this Agreement, Employer will pay or provide to Employee:

(a)    A total gross amount of _____________ ($_______), less applicable withholdings, payable [in approximately equal monthly installments during the twenty-four (24)-month period following the Termination Date, commencing on the first payroll date to occur after the sixtieth (60th) day following the Termination Date; provided, that the first such payment shall consist of all amounts payable to Employee pursuant to this Section 2(a) between the Termination Date and the first payroll date to occur after the sixtieth (60th) day following the Termination Date] [Applicable only in the context of a qualifying termination during Change in Control Period as defined in the employment agreement: in a lump sum on the first payroll date to occur after the sixtieth (60th) day following the Termination Date]; and provided, further, that any obligation of Employer to make such payments shall cease upon Employee’s breach of any of her obligations contained in the Sections 7 and 12 of the Employment Agreement (the “Restrictive Covenants”);

(b)    For twenty-four (24) months following the date of termination (the “Insurance Reimbursement Period”), monthly payments of an amount equal to the excess of: (a) the cost that would be incurred by Employee if Employee elected to continue participation in any group medical, dental, and/or vision plan benefits to which Employee and/or Employee’s eligible dependents would be entitled under Section 4980B of the Code (“COBRA”) over; (b) the amount that Employee would have had to pay for such coverage if she had remained employed during the Insurance Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that: (1) if Employee becomes eligible to receive group health benefits under a program of a subsequent employer, then Employer’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (2) nothing herein shall prevent Employer from amending, changing or canceling any group medical, dental, and/or vision plans during the Insurance Reimbursement Period; (3) during the Insurance Reimbursement Period, the benefits provided in any one (1) calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); and (4) any obligation of Employer to make such payments shall cease upon Employee’s breach of any of her obligations contained in the Restrictive Covenants in the Employment Agreement;

(c)    Reimbursement for outplacement services and other job search costs and expenses as provided in the Employment Agreement.

(d)    Equity benefits provided in any award certificate issued to Employee.

Employer’s agreement to provide all of the consideration set forth in this Section 2 is specifically contingent upon Employee executing this Agreement and not revoking this Agreement pursuant to the terms of Section 8. Employee and Employer acknowledge and agree that these agreements, terms and amounts have been negotiated and agreed upon voluntarily by both parties and represent a compromise providing value to both parties. The parties also acknowledge and agree that these agreements and amounts exceed any and all actions, pay and benefits that Employer might otherwise have owed to Employee by law and that they constitute good, valuable and sufficient consideration for Employee’s release and agreements herein.

3.          General Release of All Claims and Potential Claims and Covenant Not To Sue. In consideration of the payments made to Employee by Employer and the promises contained in this Agreement, Employee, on behalf of herself and her agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES Employer, its successors, subsidiaries, parent companies, assigns, joint ventures and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which she may, by law, release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that she may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement; provided, however, that this release shall not apply to any payments or benefits under this Agreement or to the Continuing Rights. This release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts and claims growing out of any legal restrictions on Employer’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that she is releasing any and all rights under federal, state and local employment laws including, without limitation, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Genetic Information Nondiscrimination Act (“GINA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Occupational Safety and Health Act (“OSHA”) and any and all other local, state and federal law claims arising under statute or common law. Employee further agrees that if anyone (including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”) or any other government agency or similar such body) makes a claim or undertakes an investigation involving Employee in any way (other than with respect to the Continuing Rights), then Employee waives any and all right and claim to financial recovery resulting from such claim or investigation. Except with respect to the Continuing Rights and except to the extent that applicable law requires that Employee be allowed to file a charge of discrimination with the EEOC or other administrative charge or complaint, Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, Employee acknowledges that she is doing so knowingly and voluntarily, that she understands that she may be releasing claims she may not know about, and that she is waiving all rights she may have had under any law that is intended to protect her from waiving unknown claims. Employee warrants that she has not filed any notices, claims, complaints, charges or lawsuits of any kind whatsoever against Employer or any of the Releasees as of the date of execution of this Agreement.

4.           No Reemployment. Employee waives any right to employment with Employer or any parent or subsidiary company of Employer, agrees not to seek employment with Employer or any parent or subsidiary of Employer at any time in the future, and agrees that any denial of employment by Employer or any parent or subsidiary company of Employer is in keeping with the intent of this Agreement and shall not be a legitimate basis for a cause of action by Employee.

5.           Non-Admission of Liability and Acknowledgment of Reporting. This Agreement and the fact that it was offered are not, and shall not in any way be construed as, admissions by Employer or any Releasee that it violated any federal, state or local law, statute or regulation, or that it acted wrongfully with respect to Employee or to any other person or entity in any manner. Employer and the Releasees specifically disclaim any liability to, or wrongful acts against, Employee or any other person or entity. Employee affirms that she has reported to Employer in writing all compliance issues and possible violations of federal, state and local laws or regulations or Company policy of which she had knowledge during the term of her employment, if any. Employee represents and acknowledges that she has no further or additional knowledge or information regarding compliance issues or possible violations of federal, state or local laws or regulations or Company policy other than what she has previously disclosed to Employer in writing, if any.

6.           Acknowledgment. Employer hereby advises Employee to consult with an attorney prior to executing this Agreement and Employee acknowledges and agrees that Employer has advised, and hereby does advise, her of her opportunity to consult an attorney or other advisor and has not in any way discouraged her from doing so. Employee expressly acknowledges and agrees that she has been offered at least twenty-one (21) days to consider this Agreement before signing it, that she has read this Agreement and Release carefully and that she has had sufficient time and opportunity to consult with an attorney or other advisor of her choosing concerning her execution of this Agreement. Employee acknowledges and agrees that she fully understands that this Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations she has relied upon in signing this Agreement are those specifically contained in this Agreement itself. Employee acknowledges and agrees that she is signing this Agreement voluntarily, with the full intent of releasing Employer from all claims.

7.        Return of Materials. In further consideration of the promises and payments made by Employer hereunder, Employee agrees to return immediately, and before receiving payment under this Agreement, all documents, confidential information, other information, materials, equipment and other things in her possession or control provided to her by Employer, created during her employment with Employer or otherwise relating to or belonging to Employer, without retaining or providing to anyone else copies, summaries, excerpts, portions or other representations thereof (except to the extent Employee is permitted to retain certain equipment pursuant to and in compliance with the terms of her Employment Agreement).

8.          Revocation and Effective Date. The parties agree Employee may revoke this Agreement at will within seven (7) days after she executes this Agreement by giving written notice of revocation to Company. Such notice must be delivered to _____________, and must actually be received by them at or before the above-referenced seven (7)-day deadline. This Agreement may not be revoked after the expiration of the seven (7)-day deadline. Assuming that Employee does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day following the date on which Employee executes this Agreement.

9.         Severability. If any provision or covenant, or any part thereof, of this Agreement, except Employee’s general release and covenant not to sue set forth in Section 3 of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, then such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement, and all of which shall remain in full force and effect. If the general release and covenant not to sue set forth in Section 3 of this Agreement is found to be unenforceable, then this Agreement shall be null and void and all consideration originally paid shall be returned by Employee to Employer.

10.         Final Agreement. The parties agree that this document was negotiated, is their entire agreement regarding Employee’s separation from employment with Employer and Employee’s release of claims, and supersedes all prior agreements between the parties, except that the covenants contained in Sections 7 and 12 of the Employment Agreement shall remain in full force and effect in accordance with their terms, as well as any other provisions of the Employment Agreement that are necessary to enforce or interpret the Restrictive Covenants. The parties agree that neither party shall be considered the drafter for the purpose of construing any ambiguity or disagreement. The parties agree that this Agreement may not be modified except by a written document signed by both parties. The parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without giving effect to its conflict of law principles.

[Signature Page Follows.]

The parties hereby signify their agreement to these terms by their signatures below.

EMPLOYEE: OLIVIA W. ELLIOTT Date: CROWN CRAFTS, INC. By: Name: Title: Date:

Exhibit A

Continuing Rights

The “Continuing Rights” referenced in the Agreement shall be as follows:

1.         [To be inserted at time of execution, if there are any continuing rights that need to be preserved such as workers’ compensation, unemployment, COBRA, participation under ERISA plans, etc.]